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                                SUPPLEMENT NO. 1
                                       TO
                           OFFER OF PURCHASE FOR CASH
                               UP TO 9,000 UNITS
                                       OF
                           M.L. MEDIA PARTNERS, L.P.
                               FOR $950 PER UNIT
                                       BY
                               SMITHTOWN BAY, LLC
    THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00,
        EASTERN TIME ON DECEMBER 29, 1998, UNLESS THE OFFER IS EXTENDED

    The purchaser hereby supplements its offer to purchase up to 9,000 Units of M.L. Media Partners, L.P. upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 27, 1998, in this Supplement No. 1. Capitalized terms used but not defined in this Supplement No. 1 shall have the meaning ascribed to them in the Offer to Purchase.

ITEM 10. CERTAIN INFORMATION CONCERNING THE BUSINESS OF THE PARTNERSHIP AND RELATED MATTERS

    Section 10 of the Offer to Purchase is hereby amended and supplemented as follows:

    The Partnership disclosed in a Current Report on Form 8-K/A dated and filed with the Commission on November 25, 1998 that the Partnership has entered into a stock purchase agreement to sell the stock of Wincom Broadcasting Corporation ("Wincom") to Chancellor Media Corporation ("CMC") for $51,250,000, which amount is subject to adjustment. The closing of the sale is subject to various conditions, including FCC approval (which was granted on November 24, 1998) becoming a final order. Under the terms of the stock purchase agreement between the Partnership and CMC, the closing will not occur before January 4, 1999, and, at closing, an escrow account will be established with respect to indemnification claims that may be made by CMC for a period of two years after the closing.

    In connection with the stock purchase agreement, CMC and WIN Communications, Inc. ("WIN"), a company whose stock is solely owned by Wincom, entered into a Time Brokerage Agreement, pursuant to which WIN will make substantially all of the time on the radio station owned by WIN (WQAL-FM in Cleveland, Ohio) available to CMC in exchange for a monthly payment by CMC to WIN.

                                          Smithtown Bay, LLC

December 1, 1998